Exhibit 10.1

ALLERGAN PLC

2017 Executive Severance Plan

(Effective July 20, 2017)

ALLERGAN PLC

2017 Executive Severance Plan

‑i‑

ALLERGAN PLC

2017 Executive Severance Plan

1.Purpose.  The purpose of this Allergan plc 2017 Executive Severance Plan (this “Plan”) is to provide certain Severance Payments and Benefits (as defined below) to designated key executives and employees of the Company in the event of a termination of their employment in certain specified circumstances.  This Plan has been adopted in the form set forth herein effective as of July 20, 2017 (the “Effective Date”).  The Plan is intended to be a top hat welfare benefit plan under ERISA.

2.Definitions.  The following definitions are applicable for purposes of this Plan , in addition to terms defined in Section 1 above:

(a)“Accrued Obligations” means the Employee’s (i)  base salary otherwise payable through the Date of Termination, (ii) unreimbursed business expenses reimbursable under Company policies then in effect, and (iii) earned and accrued vacation pay, if applicable, to the extent not theretofore paid; provided, however, that in each of (i), (ii) and (iii), to the extent permissible under applicable law, the Company may offset such amounts against any obligations and liabilities of the Employee to the Company.

(b)“Affected Employee” has the meaning specified in Section 7(a).

(c)“Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

(d)“AIP” means, for each Employee, the then current plan or arrangement of the Company providing cash‑denominated bonuses for annual Company and/or business unit performance in which such Employee participates.

(e)“Award” means any stock‑based award or cash award permitted to be granted to an Employee.

(f)“Award Agreement” means an agreement (whether in written or electronic form) evidencing an Award granted.

(g)“Base Severance Amount” means the sum of (i) the greater of (a) the Employee’s annual base salary as of the Date of Termination and (b) to the extent applicable, the Employee’s annual base salary at the time of the first occurrence of a Change in Control within the two (2) years preceding the Date of Termination and (ii) the Employee’s target annual incentive opportunity under the AIP for the fiscal year of the Company as of the Date of Termination.

(h)“Beneficiary” means a person or entity that an Employee designates in writing to the Company to receive payments or benefits hereunder in the event of the

Employee’s death.  If no such person or entity is named or there is no surviving designated Beneficiary, such Employee’s Beneficiary shall be the Employee’s estate.

(i)“Benefit Continuation” means the continued participation by the Employee and his or her eligible dependents in the Benefit Plans, upon the same terms and conditions in effect from time to time for active employees of the Company, as determined in good faith by the Committee, subject to Employee’s continued payment of premiums at the same rate as applicable for similarly situated active employees during the Benefit Continuation Period.

(j)“Benefit Continuation Period” means the period commencing on the Employee’s Date of Termination and ending on the earlier of (i) the expiration of the Employee’s Severance Continuation Period and (ii) the date of the Employee’s commencement of eligibility for benefits under a new employer’s welfare benefit plans.

(k)“Benefit Plans” means all medical, dental and vision benefit plans of the Company, as may be in effect from time to time.

(l)“Board” means the Board of Directors of Allergan plc.

(m)“Cause” means, with respect to an Employee, the definition as such term is defined in any effective written employment agreement with such Employee as of the Employee’s Date of Termination; otherwise, Cause means (i) the Employee’s failure to perform his or her duties in any material respect (other than any such failure resulting from incapacity due to physical or mental illness), (ii) the Employee’s failure to comply with any valid and legal directive of the Board or the person to whom the Employee reports, (iii) willful misconduct or gross negligence by the Employee that has caused or is reasonably expected to result in material injury to the Company’s business, reputation or prospects, (iv) the engagement by the Employee in illegal conduct or in any act of serious dishonesty which could reasonably be expected to result in material injury to the Company’s business or reputation or which adversely affects the Employee’s ability to perform his or her duties, (v) the Employee being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety, or (vi) a material violation by the Employee of the Company’s rules, policies or procedures.  For any termination by the Company for Cause that occurs after the occurrence of a Change in Control, termination of an Employee’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three‑quarters (3/4) of the Board (after reasonable written notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that the Employee has engaged in the conduct described in any of (i)‑(vi) above.

(n)“Change in Control” shall have the meaning ascribed to such term in the Amended and Restated 2013 Incentive Award Plan of the Company, as may be amended from time to time, and any successor to that plan.

(o)“CIC Protection Period” means the period commencing on the sixtieth (60th) day prior to a Change in Control and ending on the second anniversary of such Change in Control.

(p)“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(q)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(r)“Code Section 409A” means Section 409A of the Code, as amended from time to time, and the Treasury Regulations promulgated thereunder.

(s)“Committee” means the Compensation Committee of the Board or such other committee as the Board may designate to perform administrative functions under this Plan.

(t)“Company” means Allergan plc, a public limited company organized under the laws of Ireland, and all of its Affiliates, collectively (and any successors or assigns thereto).

(u)“Date of Termination” means, unless otherwise agreed by the Company, (i)  if the Employee’s employment is terminated by the Employee for Good Reason, the date that the Employee terminates his or her employment provided that such date is no later than ninety (90) days after the last day of any applicable cure period, (ii) if the Employee’s employment is terminated by reason of death, the date of death of the Employee, or (iii) if the Employee’s employment is terminated for any other reason, the date on which a notice of termination is given or the date set forth in such notice, which, in the event of a termination by the Employee without Good Reason, shall not be less than 60 days after such notice, provided that the Date of Termination may be accelerated by the Company to any date following delivery of the notice of termination by Employee.

(v)“Delay Period” has the meaning specified in Section 10(c).

(w)“Effective Date” means the date set forth in the first paragraph of this Plan.

(x)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y)“Employee” has the meaning specified in Section 3.

(z)“Entity” has the meaning specified in Section 8(a).

(aa)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(bb)“Excise Tax” has the meaning specified in Section 7.

(cc)“Good Reason” means, with respect to an Employee, the definition as such term is defined in any effective written employment agreement with such Employee as of the Employee’s Date of Termination; otherwise, Good Reason means the occurrence of any of the following events, unless the Employee has consented in writing thereto:

(i)a material decrease in any of the Employee’s base salary, target bonus, or long-term incentive opportunity;

(ii)a material diminution in the Employee’s authority, duties or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law), including any assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting relationship or level), authority, duties or responsibilities;

(iii)a relocation of the Employee’s primary work location resulting in an increase in the Employee’s one-way commute by 50 miles or more; or

(iv)the failure of the Company to obtain the binding agreement of any successor to the Company expressly to assume and agree to fully perform the Company’s obligations under this Plan, as contemplated in the last sentence of Section 12(a) hereof;

provided, that within ninety (90) days after the initial occurrence of any of the events or the initial existence of any of the conditions set forth in (i) through (iv) above the Employee delivers written notice to the Company of his or her intention to terminate his or her employment for Good Reason which specifies in reasonable detail the circumstances claimed to give rise to the Employee’s right to terminate employment for Good Reason, and the Company fails to correct such conduct or condition after a period of thirty (30) days following receipt of such notice; provided, further, that the Employee terminates his or her employment within ninety (90) days of the failure of the Company to correct such conduct or condition within the period described above.  For purposes of this Plan, the termination of an Employee’s employment by the Employee for “Good Reason” is intended to constitute an “involuntary separation” within the meaning of Treasury Regulation § 1.409A‑1(n)(2).

(dd)“Initial Payment Period” has the meaning specified in Section 10(c).

(ee)“JAMS” has the meaning specified in Section 12(f).

(ff)“Limit” has the meaning specified in Section 10(c).

(gg)“Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization include a governmental authority.

(hh)“Reduced Amount” has the meaning specified in Section 7(a).

(ii)“Release” has the meaning specified in Section 6.

(jj)“Release Period” has the meaning specified in Section 6.

(kk)“Severance Factor” means (i) in the event the Employee’s employment with the Company is terminated by the Company without Cause outside of the CIC Protection Period, 1.5x, or (ii) in the event the Employee’s employment with the Company is terminated during the CIC Protection Period either by the Company without Cause or by the Employee for Good Reason, 2.5x.

(ll)“Severance Continuation Period” means, (i) in the event the Employee’s employment with the Company is terminated by the Company without Cause outside of the CIC Protection Period, 24 months, or (ii) in the event the Employee’s employment with the Company is terminated during the CIC Protection Period either by the Company without Cause or by the Employee for Good Reason, 30 months.

(mm)“Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Employee under this Plan.

3.Eligibility.  Each key executive or employee of the Company who has been designated in writing by the Committee (each an “Employee”) shall be eligible to participate in the Plan.

4.Administration.  Subject to Section 12(d) hereof, this Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the administration of this Plan.  The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate.  All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Plan.  No member of the Committee, nor any Person acting pursuant to authority delegated by the Committee, shall be liable for any action, omission, or determination relating to this Plan, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each Person to whom any duty or power relating to the administration or interpretation of this Plan has been delegated, against any cost or liability arising out of any action, omission or determination relating to this Plan, unless, in either case, such action, omission, or determination was taken or made by such member or other Person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.Termination of Employment for any Reason.  Subject to the terms and conditions hereof, in the event of any termination of an Employee’s employment with the Company for any reason:

(a)The Company shall pay the Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Employee’s employment had not terminated, but in no event more than 60 days after Employee’s Date of Termination, or sooner if required by applicable law.

(b)Any outstanding Awards (including, for the avoidance of doubt, any equity‑based Award and any cash‑based Award) held by the Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable plan(s) and Award Agreements.

(c)The Employee’s benefits and rights under any of the Company’s benefit plans, including the Company’s Benefit Plans, shall be determined in accordance with the applicable provisions of such plans, as may be in effect at the Employee’s Date of Termination.

(d)The Employee’s AIP award for the year of termination shall be governed by the terms and conditions of the applicable plan.

In the event of a termination of employment (i) by the Company for any reason, other than without Cause or (ii) by the Employee for any reason, other than for Good Reason within the CIC Protection Period, the Employee shall not be entitled to receive any compensation, payments or benefits, except as specified in Section 5(a)‑(c).

6.Termination of Employment at any time by the Company without Cause or by the Employee for Good Reason during the CIC Protection Period,  In addition to the payments and benefits set forth in Section 5, in the event the Employee’s employment with the Company is terminated either (i) during the CIC Protection Period, by the Employee for Good Reason or (ii) by the Company without Cause, the Employee shall also be entitled to receive the following payments and benefits, subject to the Employee signing a release and termination agreement in a form to be provided by the Company (and which shall include non-competition, non-solicitation and other customary restrictive covenants) (the “Release”), and such Release becoming effective, enforceable and irrevocable within 60 days following the Employee’s Date of Termination (such period, the “Release Period”):

(a)An amount equal to the product of the Employee’s Severance Factor times the Employee’s Base Severance Amount, payable in a lump sum on the Company’s first regularly scheduled payroll date following the expiration of the Release Period.

(b)During the Benefit Continuation Period, the Employee shall be eligible for the Benefit Continuation.  To receive such Benefit Continuation, the Employee must elect to continue medical and dental benefits in accordance with the provisions of COBRA within the time period provided by COBRA.  Notwithstanding the foregoing, the Company may provide the Employee with the Benefit Continuation under arrangements other than the Company’s Benefit Plans, provided that the benefit coverage so provided is at least as favorable to the Employee as coverage under the otherwise applicable Benefit Plans and that if the Benefit Continuation is provided by means of cash payments to allow the Employee to obtain medical, vision and dental coverage for the Employee and his or her dependents, such payments shall constitute taxable income to the Employee.

(c)During the Severance Continuation Period, the Employee shall be provided with outplacement services selected by the Company.  The outplacement benefits shall be provided in kind; cash shall not be paid in lieu of outplacement benefits nor will Severance Payments and Benefits be increased if the Employee declines or does not use the outplacement benefits.

7.Effect of Federal Excise Tax.

(a)Cut‑Back to Maximize Retained After‑Tax Amounts.  In the event the Company determines that any benefit provided or payment made by the Company to or for the benefit of an Employee, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement of the Company or otherwise (a “Payment”) would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code, each a “Parachute Payment”) and subject the Employee to an excise tax imposed by Code Section 4999 (or any similar tax that may be imposed) or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall reduce the Payments to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the “Reduced Amount”), but only if such Reduced Amount would be greater than the net after‑tax value (after taking into account the Excise Tax, any tax imposed by any comparable provision of state law, and any applicable federal, state, and local income and employment taxes) of the Payments to the Employee.

(b)Implementation Rules.  If the Payments must be reduced as provided in Section 7(a), any reduction in Payments required by this provision will occur in the following order:  (1) reduction of cash payments; (2) reduction of vesting acceleration of long-term incentive awards; and (3) reduction of other benefits paid or provided.  In the event that acceleration of vesting of long-term incentive awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for the long-term incentive award.  If two or more long-term incentive awards are granted on the same date, each award will be reduced on a pro‑rata basis.  The Employee shall be advised of the determination as to which Payments will be reduced and the reasons therefor, and the Employee and his or her advisors will be entitled to present information that may be relevant to this determination.  In no event shall such reduction be effected through a delay in the timing of any Payment that is subject to Code Section 409A (or that would become subject to Code Section 409A as a result of such delay).

(c)Any determination required under this Section 7 shall be made by an independent accounting firm of nationally recognized standing selected by the Company.  For purposes of determining the amount of an Employee’s aggregate value of Payments on an after-tax basis, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Payments are to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Employee’s residence on the date of the Change in Control.

8.Other Provisions Applicable to Severance Payments and Benefits.

(a)Limitation of Benefits In Case of Certain Business Dispositions.  Notwithstanding anything in this Plan to the contrary, an Employee shall not be considered to have been terminated by the Company without Cause for the purposes of Section 6, in the event such termination of employment results from the sale or spin‑off of an Affiliate, or the sale or spin-off of a division, other business unit or facility (each an “Entity”) in which the Employee was employed immediately prior to such sale, if (i) the Employee has been offered employment with the purchaser of such Entity or with the spun-off Entity, whether or not such Employee accepts or rejects such offer of employment, and (ii) the terms and conditions of such new employment include an agreement or plan binding on such purchaser or spun-off Entity providing that, upon a termination of the Employee’s employment with the purchaser or spun‑off Entity without Cause, within one (1) year following such sale or spin‑off, the purchaser or spun‑off Entity shall pay and provide to such Employee payments and benefits comparable to those the Employee would have received under the applicable provisions of Section 6 if the Employee had been terminated without Cause at the time of such sale (and such termination was not during the CIC Protection Period) and provided with the corresponding Severance Payments and Benefits.

(b)Deferrals Included in Salary and Bonus.  All references in this Plan to salary and annual incentive amounts mean those amounts before reduction pursuant to any deferred compensation plan or agreement.

(c)Payments and Benefits to Beneficiary Upon Employee’s Death.  In the event of the death of an Employee, all payments and benefits hereunder due to such Employee shall be paid or provided to his or her Beneficiary.

(d)Transfers of Employment.  Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

(e)Right of Setoff.  The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Employee from time to time, including amounts payable in connection with any Severance Payment and Benefits, amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Employee, such amounts as may be owed by the Employee to the Company, although the Employee shall remain liable for any part of the Employee’s payment obligation not satisfied through such deduction and setoff.  By accepting the Severance Payments and Benefits under this Plan, the Employee agrees to any deduction or setoff under this Section 8(e).

(f)Continuation of Benefits During Release Period.  Any Severance Payment or Benefit that is subject to Code Section 409A that would otherwise have been made to an Employee but that is conditioned upon the execution and effectiveness of the Release shall be paid or provided on the first business day following the expiration of the Release Period subject to the execution and effectiveness of the Release; provided that any in‑kind benefits provided pursuant to this Plan shall continue in effect after the Date of Termination pending the execution and effectiveness of the Release; provided that if the Release is not executed and does not become effective within the Release Period, the Employee shall reimburse the Company for the full cost of providing such in‑kind benefits during the Release Period.

9.Other Plans and Policies; Non‑Duplication of Payments or Benefits.

(a)Superseded Agreements and Rights.  This Plan constitutes the entire understanding between the Company and the Employee relating to Severance Payments and Benefits to be paid or provided to the Employee by the Company, and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Plan, other than (i) as expressly set forth in this Plan, (ii) as determined in writing by the Committee, (iii) as required by law, or (iv) as expressly provided in a plan, program or arrangement of the Company which is established following the Effective Date and in which the Employee is a participant.

(b)Non‑Duplication of Payments and Benefits.  The Employee shall not be entitled to any Severance Payment or Benefit under this Plan which duplicates a payment or benefit received or receivable by the Employee under any employment or severance agreement, or any other plan, program or arrangement of the Company or any severance required by applicable law, regulation, sound business practices and customs; provided, however, that with respect to a benefit or payment that is expressly required to be provided by applicable law, regulation, sound business practices or customs or the terms of an individual employment arrangement, to the extent permissible under applicable law, the Company may offset the Severance Payments or Benefits due under this Plan by the amount of such other benefits or payments.

10.Special Rules for Compliance with Code Section 409A.  This Section 10 serves to ensure compliance with applicable requirements of Code Section 409A.  If the terms of this Section 10 conflict with other terms of this Plan, the terms of this Section 10 shall control.

(a)All payments that may be made and benefits that may be provided pursuant to this Plan are intended to qualify for the “short term deferral “exception under Code Section 409A and this Plan shall be interpreted accordingly.  Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Code Section 409A(d)(1), the payment shall be paid (or benefit provided) in compliance with Code Section 409A.

(b)Termination of Employment Defined.  For purposes of this Plan, a “termination of employment” means a separation from service within the meaning of

Treasury Regulation § 1.409A‑1(h), except for a termination of employment providing for payments or benefits that are “grandfathered” or excluded from being a deferral of compensation under Code Section 409A.

(c)Separate Payments.  Any payment of Severance Payments and Benefits shall be deemed a separate payment for all purposes, including for purposes of Code Section 409A.

(d)Six‑Month Delay Rule.  In the event that any Severance Payments or Benefits constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and as of the date of the Employee’s “separation from service,” Employee is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B), or any successor provision thereto), then, if the amount of any Severance Payments and Benefits, or any other payments and benefits due pursuant to any other agreement with or plan, program, payroll practice of the Company to be paid within the first six months following the date of such separation from service (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A‑1(b)(9)(iii)(A) (the “Limit”), then:  (i) any portion of the Severance Payments and Benefits that is payable or can be provided during the Initial Payment Period that does not exceed the Limit shall be paid or provided at the times set forth in this Plan; (ii) any portion of the Severance Payments and Benefits that is a “short‑term deferral” within the meaning of Treas. Regs. Section 1.409A‑1(b)(4)(i) shall be paid or provided at the times set forth in in this Plan; and (iii) any portion of the Severance Payments and Benefits that exceeds the Limit and is not a “short‑term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall not be paid or provided, to the extent making or providing such payment or benefit during the Initial Payment Period would result in additional taxes or interest under Code Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)‑month period measured from the date of such “separation from service,” and (ii) the date of Employee’s death (the “Delay Period”) and this Plan shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(e)Continued Benefits.  To the extent required by Code Section 409A, any reimbursement or in‑kind benefit provided under this Plan shall be provided in accordance with the following:  (i) the amount of expenses eligible for reimbursement, or in‑kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in‑kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in‑kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

(f)General Compliance.  In addition to the foregoing provisions, the terms of this Plan, including any authority of the Company and rights of the Employee which constitute a deferral of compensation subject to Code Section 409A (and which is not grandfathered or excluded from being deemed such a deferral), shall be limited to those terms permitted under Code Section 409A without resulting in a tax penalty to Employee, and any terms not so permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Code Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder.  The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Plan, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws.  No indemnification or gross‑up is payable under this Plan with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Employee.

11.Claims Procedures.

(a)Initial Claims.  An Employee who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Employee’s Date of Termination. Claims should be addressed and sent to:

Compensation Committee of the Board of Directors of Allergan plc

c/o A. Robert D. Bailey

Chief Legal Officer and Corporate Secretary

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

If the Employee’s claim is denied, in whole or in part, the Employee will be furnished with written notice of the denial within 90 days after the Committee’s receipt of the Employee’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Employee before the termination of the initial 90-day period and will describe the special circumstances requiring the extension and the date on which a decision is expected to be rendered. Written notice of the denial of the Employee’s claim will contain the following information:

(i)the specific reason or reasons for the denial of the Employee’s claim;

(ii)references to the specific Plan provisions on which the denial of the Employee’s claim was based;

(iii)a description of any additional information or material required by the Committee to reconsider the Employee’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)Appeal of Denied Claims.  If the Employee’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Employee or his or her authorized representative must follow the procedures described below:

(i)Upon receipt of the denied claim, the Employee (or his or her authorized representative) may file a request for review of the claim in writing with the Committee. This request for review must be filed no later than 60 days after the Employee has received written notification of the denial.

(ii)The Employee has the right to submit in writing to the Committee any comments, documents, records or other information relating to his or her claim for benefits.

(iii)The Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(iv)The review of the denied claim will take into account all comments, documents, records and other information that the Employee submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(c)Committee’s Response to Appeal.  The Committee will provide the Employee with written notice of its decision within 60 days after the Committee’s receipt of the Employee’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Committee will notify the Employee in writing within the 60-day period and the final decision will be made no later than 120 days after the Committee’s receipt of the Employee’s written claim for review. The Committee’s decision on the Employee’s claim for review will be communicated to the Employee in writing and will clearly state:

(i)the specific reason or reasons for the denial of the Employee’s claim;

(ii)reference to the specific Plan provisions on which the denial of the Employee’s claim is based;

(iii)a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(iv)a statement describing the Employee’s right to bring an action under Section 502(a) of ERISA.

(d)Exhaustion of Administrative Remedies.  The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(i)no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety;

(ii)in any such arbitration or legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law; and

(iii)no legal action or arbitration may be commenced by the Employee later than 365 days subsequent to the date of the written response of the Committee to an Employee’s request for review pursuant to Section 11(c).

12.Miscellaneous.

(a)Assignment; Non‑transferability.  No right of an Employee to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or of any beneficiary of the Employee.  The terms and conditions of this Plan shall be binding on the successors and assigns of the Company.

(b)Withholding.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld therefrom.

(c)No Right To Employment.  Nothing in this Plan shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Employee without any liability except as provided in this Plan.

(d)Amendment and Termination.  The Committee may amend or terminate this Plan at any time, provided, however (i) during the two (2) years following a Change in Control, this Plan may not be amended or terminated in any manner materially adverse to an Employee without the written consent of such Employee, and (ii) at any other time, this Plan may not be amended or terminated in any manner materially adverse to an Employee except with 60 days’ advance notice to the affected Employee, and no such amendment or termination shall be effective to limit any right or benefit relating to a termination by the Company without Cause or by the Employee for Good Reason, in each case, during the CIC Protection Period, if a Change in Control has occurred prior to the lapse of such 60‑day notice period.

(e)Governing Law.  THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW.  If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

(f)Arbitration.  Any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Plan (including the Release, except as specifically provided in the Release) or its enforcement, performance, breach or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in the state and county where the Employee principally worked immediately prior to the Employee’s termination and conducted through Judicial Arbitration & Mediation Services (“JAMS”) in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing in this Section 12(f) is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and the Employee hereby consent to the jurisdiction of any or all of the following courts:  (i) the United States District Court for the District of New Jersey or (ii) any of the courts of the State of New Jersey.  The Company and the Employee hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  The Company and the Employee hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This Section 12(f) shall not apply to any claims of violation of any federal or state employment discrimination laws.

(g)No Duty to Mitigate.  No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to an Employee pursuant to this Plan shall not be reduced by reason of the Employee’s obtaining other employment or receiving similar payments or benefits from another employer.

(h)Employment at Will.  Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or shall otherwise modify the employee’s at will employment relationship with the Company.  This Plan is not a contract of employment between the Company and any employee.

(i)Terms Applicable to Employees Outside the United States.  The Committee may modify the terms and conditions of participation of any Employee who is then resident or primarily employed outside the United States or is subject to taxation by a non‑U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such terms and conditions shall conform to the laws, regulations, sound business practices or customs of the country in which the Employee is then resident or primarily employed.